UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2024

Sculptor Diversified Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56566	88-0870670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

9 West 57th Street, 40th Floor New York, NY 10019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 790-0000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2024, Dava Ritchea notified the Company of her resignation as Chief Financial Officer and Treasurer and as a member of the board of directors of Sculptor Diversified Real Estate Income Trust, Inc. (referred to herein as the “Company,” “we,” “our,” or “us”). Ms. Ritchea’s resignation was not due to any disagreement with the Company, its advisor, Sculptor Capital Management, Inc. (together with its affiliates, “Sculptor”) or any of their affiliates.

Following Ms. Ritchea’s resignation, on February 15, 2024, the board of directors of the Company appointed Herbert Alvin (“Hap”) Pollard to serve as the Company’s Chief Financial Officer and Treasurer and as a member of its board of directors.

Mr. Pollard, age 45, is an Executive Managing Director, Chief Accounting Officer of Sculptor and Chief Financial Officer of Sculptor Funds, positions he has held since 2021, 2019 and 2024, respectively. In these roles with Sculptor, Mr. Pollard is responsible for the firm’s global accounting function including both corporate and fund accounting. Prior to his roles as Executive Managing Director and Chief Financial Officer of Sculptor Funds, Mr. Pollard was Managing Director for Sculptor from 2019 through 2021. Previously he served as Head of the firm’s Financial Planning and Analysis group. Prior to joining Sculptor in 2007, Mr. Pollard worked as a Senior Manager of Financial Accounting and Control at Morgan Stanley. Previous to Morgan Stanley, Mr. Pollard worked at KPMG and McGladrey & Pullen where he provided auditing and accounting services. Mr. Pollard received a Bachelor of Science in Accounting from the University of Richmond. He is a Certified Public Accountant.

There are no family relationships between Mr. Pollard and any director or executive officer of the Company and there are no transactions between Mr. Pollard and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Pollard was not appointed pursuant to any arrangement or understanding between such individual and any other person.

In connection with his appointment, Mr. Pollard entered into an indemnification agreement (the “Indemnification Agreement”) with the Company, effective as of February 15, 2024, consistent with the form of indemnification agreement that is entered into between each director and executive officer of the Company. Pursuant to the terms of the Indemnification Agreement, the Company will indemnify and advance expenses and costs incurred by Mr. Pollard in connection with any claims, suits or proceedings brought against him as a result of his service. Such indemnification obligation is subject to the limitations set forth in the Indemnification Agreement and the Company’s articles of amendment and restatement. The preceding summary of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement that the Company filed as Exhibit 10.4 to the Company’s Registration Statement on Form 10 (File No. 000-56566) filed with the Securities and Exchange Commission on July 5, 2023.

Item 8.01 Other Events.

On February 12, 2024, David Levine notified the Company of his resignation as the Company’s Chief Legal Officer and Secretary. Following Mr. Levine’s resignation, on February 15, 2024, the board of directors of the Company appointed Julie Siegel to serve as the Company’s Chief Legal Officer and Secretary.

Ms. Siegel is Chief Legal Officer for Sculptor, a position she has held since 2024. She is also an Executive Managing Director, a position she has held since 2018, and a member of Sculptor’s Partner Management Committee. In her current roles, Ms. Siegel oversees Sculptor’s legal team and the management of its legal affairs. Prior to her current roles with Sculptor, Ms. Siegel was Executive Managing Director, Chief Administrative Officer and Deputy Chief Legal Officer from 2019 through 2024. Ms. Siegel has over 30 years of professional experience. Prior to joining Sculptor in 2006, Ms. Siegel was Counsel at Shearman & Sterling, where she represented financial institutions, corporations and alternative asset managers. Prior to that, she was an Associate at Cadwalader, Wickersham & Taft. Ms. Siegel holds a Bachelor of Arts in International Economics from the University of Michigan and received a Juris Doctor with honors from Brooklyn Law School.

Additionally, on February 12, 2024, Ellen Conti resigned as the Company’s Head of Investor Relations. Ms. Conti’s resignation follows her transition to a new role within Sculptor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Steven Orbuch
Name:	Steven Orbuch
Title:	Chief Executive Officer

Date:	February 16, 2024